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                                                                    EXHIBIT 4.13


                          CERTIFICATE OF DETERMINATION
                         OF THE SERIES B PREFERRED STOCK

                                       OF

                            DOVE ENTERTAINMENT, INC.



We, Michael Viner and Deborah Raffin certify that:

         1. We are the President and Secretary, respectively, of Dove Entertainment, Inc., a California corporation (the "Corporation").

         2. The number of shares of Series B Preferred Stock is 5,000, none of which has been issued.

         3. The Board of Directors of the Corporation duly adopted the following resolution:

         WHEREAS, Article IV of the Articles of Incorporation of the Corporation, as amended, authorizes the Preferred Stock of the Corporation to be issued in series and authorizes the Board of Directors of the Corporation to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby establish a series of Preferred Stock which shall be designated Series B Preferred Stock, the maximum number of shares of which shall be 5,000, which shall have the following rights, preferences, privileges and restrictions:

         1. Voting.

            a. General. Except as may be otherwise provided in these terms of the Series B Preferred Stock or by law, the Series B Preferred Stock shall vote together with all other voting classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation except that the Series B Preferred Stock shall not be entitled to vote on the election of directors except as a separate class as provided in Section (c) hereof. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as to which the Series B Preferred Stock votes together with such other classes as shall equal the number of shares of Common Stock (including fractions of a



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share) into which each share of Series B Preferred Stock is then convertible on the record date for such action.

            b. Board Size. The Corporation shall not, without the written consent or affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, change the maximum number of directors constituting the Board of Directors to a number greater than nine (9).

            c. Board Seats. The holders of the outstanding shares of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one-third of the directors of the Corporation so long as the initial holders of the Series B Preferred Stock as of the date of the initial issuance of Series B Preferred Stock (together with their shareholders as of such date, the "Initial Purchasers") hold of record not less than an aggregate of 750,000 shares of Common Stock (assuming for this purpose that all shares of Series B Preferred Stock that the Initial Purchasers are then record holders of are converted in their entirety into shares of Common Stock and subject to adjustments, if any, for stock splits and combinations) and the Initial Purchasers hold a majority of the outstanding Series B Preferred Stock (absent which, the provisions of this Section 1(c) shall become null and of no further force or effect). So long as this Section 1(c) is in effect, at any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Preferred Stock then outstanding (whether or not Initial Purchasers) shall constitute a quorum of the Series B Preferred Stock for the election of directors to be elected solely by the holders of the Series B Preferred Stock. A vacancy in any directorship elected by the holders of the Series B Preferred Stock shall be filled only by vote or written consent of the holders of the Series B Preferred Stock.

         2. Liquidation. Upon the dissolution and liquidation of the Corporation and prior to the distribution of any assets of the Corporation to the holders of all classes of Common Stock ("Common Stock") and any other class of stock ranking junior to the Series B Preferred Stock, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to $1,000.00 per share of Series B Preferred Stock (the "Stated Value") plus all accumulations of accrued and unpaid dividends and interest accrued on such accumulations as set forth in Section 4 hereof to the date of such dissolution or liquidation (such amounts, in the aggregate, the "Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series B Preferred Stock (together with any other Preferred Stock ranking equally in the event of liquidation with the Series B Preferred Stock) on a pro-rata basis. The Liquidation Preference shall be paid to the holders of Series B Preferred Stock before the holders of Common Stock and any other class of stock ranking junior to the Series B Preferred Stock are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution or liquidation of the Corporation.


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Notwithstanding the foregoing, the amounts to which the holders of Series B
Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the number of shares of Series B Preferred Stock outstanding as a class.

         The Series B Preferred Stock shall be junior to the Company's Series A Preferred Stock with respect to liquidation and pari passu with the Company's Series A Preferred Stock with respect to dividends. The Series B Preferred Stock shall be pari passu with respect to liquidation and dividends with the Company's Series C Preferred Stock and Series D Preferred Stock.

         3. Conversion Rights. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            a. Conversion. The holders of Series B Preferred Stock shall have the right to convert each of such shares at any time following the date six months after issuance into 500 shares of Common Stock of the Corporation (the "Conversion Shares"). The number of Conversion Shares into which shares of Series B Preferred Stock may be converted shall be subject to adjustment in the event certain circumstances occur prior to such conversion. In such event, each share of Series B Preferred Stock shall be converted into the number of shares of Conversion Shares calculated by dividing $1,000.00 by the then applicable Conversion Price. The Conversion Price shall initially be Two Dollars ($2.00). The Conversion Price shall be adjusted as hereinafter provided.

            b. Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to receive certificates evidencing Conversion Shares into which Series B Preferred Stock have been converted, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder wishes to receive certificates evidencing the Conversion Shares and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Conversion Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Conversion Shares to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Shares on the date of conversion into such Conversion Shares.

            c. Adjustments to Conversion Price for Certain Events.

              (i) In case at any time prior to conversion of the Series B Preferred Stock the Corporation shall pay or make a stock dividend or other distribution (payable otherwise than in cash out of funds legally available therefor) on any class of Common Stock of the Corporation payable in shares of Common Stock, the Conversion Price in effect at the

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opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination.

              (ii) In case at any time prior to conversion of the Series B Preferred Stock the Corporation shall (A) subdivide its outstanding Common Stock, (B) combine its outstanding Common Stock into a smaller number of shares, or (C) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger) any shares, the Conversion Price in effect at the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series B Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive upon such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

              (iii) In case at any time prior to conversion of the Series B Preferred Stock the Corporation shall fix a record date for the making of a distribution, by dividend or otherwise, to all holders of its Common Stock, of evidences of its indebtedness or assets (including securities, but excluding (x) any dividend or distribution referred to in paragraph (i) of this subsection (c) and (y) any dividend or distribution paid in cash out of funds legally available therefor of the Corporation), then in each such case the Conversion Price in effect after such record date shall be determined by multiplying the Conversion Price in effective immediately prior to such record date by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the current market price per share of Common Stock (as defined in paragraph (v) of this subsection (c)) on such record date, less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so to be distributed, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

              (iv) If the Company shall, at any time and from time to time, hereafter sell or issue shares of Common Stock, or rights, options, warrants or convertible or exchangeable for shares of Common Stock (excluding shares issued
(w) in any of the transactions described in paragraphs (i), (ii) or (iii) of clause (c) of this Section 3, (x) upon conversion of the Series A

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Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock,
(y) upon the exercise or conversion of any options, warrants and other securities convertible into or exchangeable for shares of Common Stock which options, warrant and other securities are outstanding as of the date hereof or are issued in connection with the transaction in which the Series B Preferred Stock was issued, and (z) upon the exercise of options granted after the date hereof pursuant to the Company's employee stock option plans currently outstanding, as amended from time to time (but not exceeding the total number of shares authorized thereunder as of the date hereof)) at a price per share of Common Stock (or exercise price or conversion price per share of Common Stock, as the case may be) lower than the current market price per share of Common Stock, then such Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus (y) the number of shares of Common Stock which the aggregate consideration received for such sale or issuance (or the aggregate initial conversion or exercise price of the convertible securities issued plus any other consideration to be paid upon such exercise or conversion) would purchase at the current market price per share of Common Stock on the applicable record date, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (or into which the newly issued rights, options, warrants or convertible securities are initially exercisable or convertible as of the date of such issuance or sale). If the Company shall sell or issue shares of Common Stock for in consideration for property other than cash or its equivalent, then the price per share of Common Stock and fair value of such property shall be determined in good faith by the Board of Directors of the Company. Any such adjustment shall be determined and effective on the date of such sale or issuance and not upon exercise or conversion, as the case may be, of such rights, options, warrants, or convertible or exchangeable securities. If any of such rights, options, warrants or convertible or exchangeable securities expire without having been exercised, converted or exchanged, the Conversion Price shall be adjusted as if the rights, options, warrants or convertible or exchangeable securities not so exercised, converted or exchanged had not been sold or issued.

              (v)   For the purpose of any computation under paragraph (iii) or
(iv) of this subsection (c), the current market price per share of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five
(5) consecutive days upon which the principal trading market for the Common Stock prior to the record date for the action in question. The Closing Price for any day shall be the average of the reported closing bid and asked prices regular way on NASDAQ, or if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or if the Common Stock is quoted on the NASDAQ National Market ("NNM"), the closing sale price, or if not so quoted, as reasonably determined by the Board of Directors of the Corporation.

              (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least ten cents ($0.10) in such Conversion Price; provided, however, that any adjustment which by reason of this paragraph (vi)


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is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (c) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

            d. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this subsection 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series B Preferred Stock at the time in effect, and (iii) the number of shares of Conversion Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

            e. Notice of Record Date. In the event that the Corporation shall propose at any time prior to conversion of the Series B Preferred Stock; (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock (other than the Series B Preferred Stock) any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred
Stock:

                  (1) at least twenty (20) days prior written notice of the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                  (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            f. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such



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number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            4. Dividends.

               a. The holders of Series B Preferred Stock shall be entitled to receive therefor, prior and in preference to any declaration or payment of any dividend (except for dividends payable solely in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on any shares of any class or series of Common Stock (all such shares shall be referred to herein as "Junior Stock") dividends at an annual rate per share equal to six percent (6%) multiplied by $1,000.00 for so long as the Series B Preferred Stock is outstanding or, if earlier, the fourth anniversary of the date hereof, payable, at the Company's option, from time to time, in cash or in shares of Series B Preferred Stock. Dividends shall be payable annually on the tenth day of each calendar year commencing after the date of issuance of the Series B Preferred Stock (and the amount payable shall be reduced pro rata for a partial calendar year), when and as declared by the Board of Directors. Such dividends shall accrue on each share of Series B Preferred Stock on a daily basis, whether or not earned or declared and shall be cumulative, and, to the extent not paid in accordance herewith shall accrue interest on each share of Series B Preferred Stock, whether earned or declared on a cumulative basis, at an annual rate per share equal to six percent (6%), compounded quarterly, from the date such dividends were first payable until the date such dividends are paid (whether before or after the fourth anniversary of the date hereof).

               b. Dividend Policy. For so long as accumulated dividends and interest with respect to the Series B Preferred Stock remain unpaid, (i) no dividend or other distribution (except for dividends payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or made on any Junior Stock and (ii) no deposit, payment, or distribution of any kind shall be made in or to any purchase or redemption requirement applicable to any Junior Stock.

            5. Redemption by the Corporation.

               a. Right of Redemption. The Series B Preferred Stock may be called for redemption and redeemed for cash at the option of the Corporation by resolution of the Board of Directors, in whole or in part, at any time after the fifth anniversary of the date hereof (provided that at such time the Common Stock underlying the Series B Preferred Stock may be disposed of


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by each holder whose Series B Preferred Stock is called for redemption pursuant to an effective registration statement or sold publicly without registration under the Securities Act of 1933, as amended). In the case of a partial redemption, the shares of Series B Preferred Stock to be so redeemed shall be determined by the Board of Directors at its discretion.

               b. Redemption Price. The redemption price per share of Series B Preferred Stock to be paid upon a redemption under this Section 5 shall be equal to the sum of (i) 110% of the Stated Value thereof and (ii) all accumulations of accrued but unpaid dividends on such share of Series B Preferred Stock and interest accrued on such accumulations as set forth in
Section 4 hereof prior to the date of such redemption.

               c. Redemption Notice. Notice of redemption of any shares of Series B Preferred Stock pursuant to this Section 5 shall be given by the Corporation by first-class mail, not less than 30 nor more than 60 days prior to the date fixed by the Board of Directors of the Corporation for redemption, to the holders of record of the Series B Preferred Stock at their respective addresses than appearing on the records of the Corporation. The notice of the redemption shall state: the redemption date, the redemption price, that on the redemption date the redemption price will become due and payable upon each date the redemption price will become due and payable upon each share of Series B Preferred Stock, and the place where such shares of Preferred Stock to be redeemed are to be surrendered for payment of the redemption price.

            6. Protective Provisions. The Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class):

               a. alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely such shares;

               b. amend its Articles of Incorporation in any respect so as to adversely affect the shares of Series B Preferred Stock, except that the Corporation may authorize and increase the number of authorized shares of Common Stock;

               c. increase the number of authorized shares of Series B
Preferred Stock; issue any class or series of equity security senior or pari passu (except for Series A Preferred Stock, Series C Preferred Stock to the extent issued pursuant to the Stock Purchase Agreement dated the date hereof and Series D Preferred Stock and dividends accruing on each of the foregoing) to the Series B Preferred Stock in connection with rights upon liquidation or dissolution of the Company; or reissue any shares of Series B Preferred Stock that may be acquired by the Corporation by reason of redemption, purchase, or otherwise; or

               d. so long as the Initial Purchasers hold of record not less than an aggregate of 750,000 shares of Common Stock (assuming for this purpose that all shares of Series B Preferred Stock that the Initial Purchasers are then record holders of are converted in their


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entirety into shares of Common Stock and subject to adjustments, if any, for stock splits and combinations) and the Initial Purchasers hold a majority of the outstanding Series B Preferred Stock, merge with or acquire any other entity or sell all or substantially all of the assets of the Corporation.

         7. Effect of Acquisition of Preferred Stock by Corporation. All shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be canceled and cease to be outstanding and shall have the status of authorized but unissued shares of undesignated preferred stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed as of the 28th day of March, 1997 in Los Angeles, California.



                                                     /s/ Michael Viner
                                                     --------------------------
                                                     Michael Viner
                                                     President




                                                     /s/ Deborah Raffin
                                                     --------------------------
                                                     Deborah Raffin
                                                     Secretary



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